EXHIBIT 23.4

Cawley, Gillespie & Associates, Inc.

petroleum consultants

13640 BRIARWICK, SUITE 1000    306 WEST SEVENTH STREET, SUITE 302    1000 LOUISIANA STREET, SUITE 625
AUSTIN, TEXAS 78729-1106       FORT WORTH, TEXAS 76102-4987       HOUSTON, TEXAS 77002-5008
512-249-7000                                                      817- 336-2461               713-651-9944
www.cgaus.com

CONSENT OF CAWLEY, GILLESPIE & ASSOCIATES, INC.

We hereby consent to the incorporation by reference, into a Form S-8 Registration Statement to be filed by U.S. Energy Corp. (the “Company”), of information contained in our report relating to certain estimated quantities of the Company’s proved reserves of oil and gas, future net cash flows and discounted future net cash flows, effective December 31, 2011, from the Company’s Form 10-K for the year ended December 31, 2011.  We further consent to the incorporation by reference, into such Form S-8 Registration Statement, of the references to our firm under the headings “Oil and Natural Gas” and “Oil and Natural Gas Reserves (Unaudited),” as set forth in such Form 10-K.

We also consent to the incorporation by reference of information from our Report into the Company’s Registration Statements on Form S-3 (Nos. 333-162607, 333-151637, 33-137139, 333-135958,  333-134800, and 333-124277), and Form S-8 (Nos. 333-108979, 33-74154, 333-166638 and 333-180735).

Very truly yours,

W. Todd Brooker, P.E.
Senior Vice President
Cawley, Gillespie & Associates, Inc.
Texas Registered Engineering Firm F-693

Austin, Texas
September 14, 2012